Helen of Troy Limited
Clarendon House
Church Street
Hamilton, Bermuda

April 15, 2005

Gerald J. Rubin
c/o Helen of Troy Limited
One Helen of Troy Plaza
El Paso, Texas 79912

Re:	Amended and Restated Employment Agreement between Helen of Troy Limited (the “Company”) and Gerald J. Rubin dated March 1, 1999 (the “Employment Agreement”)

Dear Jerry:

The purpose of this letter is to amend the Employment Agreement pursuant to your recent conversations with Gary Abromovitz of the Company’s Compensation Committee. Effective as April 15, 2005 the Company and you agreed that the Employment Agreement is hereby amended as follows:

1. The term of the Agreement shall be reduced from five years to three years and shall renew on a daily basis for a new three-year term as currently provided in Section 1.3 of the Employment Agreement.

2. Section 4.1(d) of the Employment Agreement shall be amended to add a new paragraph following clause (ix) to read in its entirety as follows:

“(ix) Notwithstanding the foregoing, in no event shall the aggregate present value of the payments and benefits provided to Executive under this Section 4.1(d) exceed 2.99 times Executive's 'base amount' as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended, and as calculated in the Company's reasonable judgment. In performing the calculations required pursuant to the preceding sentence, including the present value and base amount calculations, it is intended that the Company be guided by regulations and other guidance issued by the U.S. Treasury Department under Code Section 280G and that the Company assume that a change in ownership or control of the Company has occurred, regardless of whether Section 280G otherwise applies to the situation that results in the payments or benefits under Section 4.1(d) or such change in ownership or control has occurred.”

Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect. If the foregoing correctly states your agreement to amend the Employment Agreement, please sign in the space provided below.

Helen of Troy Limited

By:	/s/ Christopher Carameros
Christopher Carameros, Executive Vice President

Agreed to and accepted:

/s/ Gerald J. Rubin Gerald J. Rubin